Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS BUYS OIL & GAS ASSETS FOR $6.6 MILLION

Assets Include Working Interests in 150 Producing and Non-Producing Wells

HOUSTON, TX – January 7, 2013 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announced that it has invested $6.6 million to purchase the working interests in 150 producing and non-producing oil and gas wells, including associated development rights of approximately 23,000 acres situated on 15 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold production of these wells. The wells are operated by a number of experienced operators, including a major multi-national oil and gas conglomerate which has operating responsibility for approximately half of the producing well interests. The assets were purchased from Warren American Oil Company, LLC, a Tulsa-based oil & gas firm. The investment was made through Equus Energy, LLC (“Equus Energy”) a wholly-owned subsidiary of the Fund. Equus Energy is intended to be used as a platform for additional energy-related investments, with particular emphasis on oil and gas properties.

A report concerning estimated reserves and future net revenue with respect to the transaction was developed for the Fund by Lee Keeling & Associates, Inc., a Tulsa-based oil & gas engineering firm. An opinion regarding the reasonability of the methodologies employed by Keeling in its report was prepared by Ryder Scott Company, a Houston-based oil & gas engineering firm. Based upon the Keeling Report and the Fund’s own due diligence, the Fund estimates that the acquired working interests in producing wells represent approximately 500,000 barrels of oil equivalents, and that an additional 400,000 barrels of oil equivalents may be obtained from these interests through additional drilling and development. A substantial component of the assets includes working interests in 40 producing wells, as well as certain development rights, in the Conger Field, a promising and well-known producing field in the Permian Basin in West Texas. Also included in the purchased assets and total acreage described above are working interests of 2.5% and 7.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres in the area known as the “Eagleford Play.”

The working interests acquired are presently producing positive net cash flow and, for this reason, Equus Energy may seek a leveraged refinancing of the assets with a commercial lender. The Fund may also decide to allocate additional capital investment in respect of new drilling opportunities in proven fields and areas such as Conger and Eagleford, as well as exploration and development activities in these locations.

Equus Energy has engaged Jack H. Edwards and H.W. Hankinson, both longtime energy industry executives, to assist in evaluating and sourcing potential energy-related investments such as the acquisition announced today. Mr. Edwards, on an ongoing basis, will provide the technical expertise necessary to manage the new holdings recently acquired. A summary of Messrs. Edwards’ and Hankinson’s background and experience is as follows:

Mr. Edwards has worked as an oil and gas industry executive and advisor for the past 50 years, including holding senior positions at Humble Oil, Barrick Petroleum, and a variety of other small and mid-sized public and private companies in this sector. He also served as Vice President, Chief Engineer, and Division General Manager for the International and Frontier Division of Tenneco Oil. Based in Houston, Mr. Edwards has also been a longtime investor in, and operator of, oil and gas projects throughout the United States, as well as internationally.

Mr. Hankinson, who also serves as a director of the Fund, brings many years of oil and gas experience to Equus Energy. He is currently Managing Partner and co-founder of Global Business Associates, LLC, a boutique M&A consulting firm in Atlanta, GA. Mr. Hankinson is a former military officer with engineering and MBA degrees. He has held domestic and international senior executive management positions for over 30 years. In 1993 he moved to Moscow as the senior regional executive for Halliburton / Brown & Root (“HBR”) to establish the oil & gas construction market in the Former Soviet Union. In 1997 he moved to Riyadh, as the senior HBR regional Managing Director of Saudi Arabia. In 1999 he was recruited to become the COO and senior American for a large multi-national conglomerate for the Saudi Royal Family. Based in Riyadh, he was responsible for investment acquisitions and portfolio management. During his career, Mr. Hankinson has served as Chairman, CEO, COO, and Director for both small and multi-national private and public companies.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.